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                                                                   Exhibit 10.27



                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN
                              ENDOREX CORPORATION
                                      AND
                                 John McCracken


     Agreement made this 21st day of February 2001, between ENDOREX CORPORATION, a Delaware Corporation, (the "Company" or "Endorex") and John McCracken (the "Executive").

     The company is desirous of employing the Executive as Vice President, Business Development of the Company, and the Executive is desirous of becoming employed by the Company in this capacity.

     The Company and the Executive desire to set forth in this Agreement the terms and conditions on which the Executive will be employed by the Company as its Vice President, Business Development.

     Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  EMPLOYMENT

     The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.  TERM

     The employment of the Executive by the Company as provided in Section 1 will commence on February 26, 2001 and will end on February 25 2005 unless sooner terminated as provided in Section 8. If neither Executive or the Company has provided written notice of termination not less than eight (8) months prior to February 25, 2005, this agreement shall continue for an additional year term and shall continue to renew annually until either Executive or the Company has provided written notice of termination at least eight (8) months prior to the end of any renewal term.

3.  POSITION AND DUTIES

     The Executive shall serve as Vice President, Business Development of the Company and its subsidiaries and shall have such responsibilities and authority consistent with this position as may, from time to time, be assigned to the Executive by the CEO or Board of Directors of the Company. The Executive shall devote his full business time and efforts to the business affairs of the Company, unless the CEO authorizes efforts related to other initiatives. The Executive will report directly to the President and/or CEO of the Company.

4.  COMPENSATION AND RELATED MATTERS

     (A) SALARY. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a salary at a rate of not less than $175,000 per annum, payable in accordance with the Company's normal payroll and withholding practices. This base salary will be increased by $20,000 following the receipt by the Company of $2,000,000 or more in aggregate revenue or income, as determined in good faith by the Company's auditors, from business development transactions ("Business Development Milestone") with third parties or joint venture partners including, but not limited to, license fees, option fees, R&D development funding, equity investment by a corporate partner, or sale of products or technologies, or renegotiation of existing agreements with such parties, for which the Executive has been designated the primary person responsible for such transaction by the CEO. The amount to be applied to the $2,000,000 milestone for renegotiation of existing agreements is to be based on the incremental value achieved in excess of the previously target for each project as agreed upon in good faith with the CEO. The Executive's salary and performance shall be subject to a review commencing at the end of the first calendar year of his employment but in any case no later than twelve (12) months following the commencement of the term of the Executive's

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          employment hereunder, and thereafter on annual calendar year basis.
          After each such review, Executive's salary and target bonus may be increased at the reasonable discretion of the Company. The Executive's raise attributable to the Business Development Milestone shall not be considered a raise for purposes of the preceding sentence, but shall be considered in base pay, without proration, for purposes of calculating the next salary increase.

     (B) BONUSES. At the end of each full year of employment, Executive shall be entitled to a targeted bonus of up to 35% of the Executive's annual base salary, as in effect at the time (it is understood that this represents a range of 0% to 35% of the Executive's annual base salary). Determination of any actual bonus shall be based upon the Executive's meeting reasonable measurable objectives and the overall performance of the Company for that period of time, as determined by the CEO and the Board of Directors in their reasonable discretion. The written objectives for the first year of this Agreement will be established during the first 45 days of employment and shall be subject to revision quarterly with the CEO based on information developed during the quarter. The Company's assessment of the Executive's achievement of milestones shall be issued in writing to the Executive within a reasonable time after the conclusion of the applicable bonus period.

     (C) EXPENSES. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company.

     (D) OTHER BENEFITS. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company as of this date and in the future to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the employee pursuant to paragraph (A) of this section.

     (E) VACATIONS. The Executive shall be entitled to three (3) weeks of paid vacation in each year of his employment (this will be prorated for any partial calendar years worked), or whatever period is provided for the company's policy, whichever is greater. The Executive shall also be entitled to all paid holidays given by the Company to its employees.

     (F) OPTIONS AND GRANTS. Subject to execution of this Agreement, Executive shall be granted as of the date of execution of this Agreement, an option (the "Stock Option") to purchase 100,000 shares of Endorex's Common Stock (the "Option Shares") at a price per share equal to the Closing Price of the Company's Common Stock on the date of execution of this Agreement and vesting and becoming exercisable as to 18,750 Option Shares on the first anniversary of the grant of the Stock Option and then an additional 18,750 each yearly anniversary for the next three (3) years for a total of 75,000 share options as long as Executive is employed by Endorex on such vesting dates. The remaining 25,000 option shares will vest solely upon completion of the Business Development Milestone identified in Section 4(a). The Stock Option shall be granted under the terms of the Company's Amended and Restated 1995 Omnibus Incentive Plan (the "Plan") and the terms of the Company's standard Stock Option Agreement, which Executive must agree to and sign as a condition of receiving the Stock Option. The grant of the Stock Option shall not preclude the participation of the Executive in any other stock grant or option plan of the Company that the Board may grant from time to time.

     (G) SERVICES FURNISHED. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.


5.  OFFICES

     The Executive agrees to serve without additional compensation, if elected or appointed thereto, as an executive of Endorex or other Endorex subsidiaries (collectively "Endorex"), presently existing and as may be established in the future, and consistent with the position of the Executive with the Company at the time of such appointment, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than provided by the Company's by-laws and any applicable Directors and Officers insurance in effect during the term hereof. Executive agrees that, upon termination of his employment with the Company, for any reason whatsoever, he will terminate from all positions as an employee of Endorex and all of its subsidiaries.

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6.  CONFIDENTIAL INFORMATION

     Executive covenants and agrees that he will not (except as required in the course of his employment or as required by law), while in the employment of the Company or at any time thereafter, communicate or divulge to, or use for his own benefit, or for the benefit of any other person, firm, association or corporation, without the consent of the Company, as applicable, any information concerning any inventions, discoveries, improvements, processes, formulas, apparatus, equipment, methods, trade secrets, research, secret data, cost or uses or purchasers of the Company's current or future products (including but not limited to: its cancer products, POH and ImmTher(R): its oral/mucosal protein, peptide and vaccine delivery system; the Elan technologies in either of the two joint ventures with this company, and its MDP vaccine adjuvant product), research activities, or services, or other confidential information possessed, owned, or used by the Company that may be communicated to, acquired by, or learned of by the Executive in the course of, or as a result of, his employment with the Company. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment and like, relating to the business of the Company, which the Company uses or prepares or comes into contact with, shall remain the sole property of the Company, as applicable. The obligations of confidentiality shall not apply to such information that (a) is at the time of receipt a matter of public or industry knowledge or after its receipt becomes public or industry knowledge through no act or omission on the part of Executive, or (b) the Executive can establish by reasonable proof was known to him prior to disclosure by the Company, or (c) is required to be disclosed in court or other legal proceedings. Executive acknowledges that any invention, improvement, discovery, process, formula, method or other intellectual property ("inventions"), whether or not patentable or copyrightable developed by Executive, alone or jointly with others, on working time or using material, resources or facilities of the Company or which relate to Executive's work for the Company or are based on the Company's confidential information is the exclusive property of the Company. Executive assigns all of his right, title and interest in and to any such inventions to the Company.

7.  COMPETITION

     (A) During the period of the Executive's employment by the Company and for a period of twelve (12) months after such employment ends (the "Restricted Period") (whether such employment shall have ended by reason of the expiration or termination of this Agreement or otherwise), Executive will not (i) engage in; (ii) have any interest in any person, firm or corporation that engages in; or (iii) perform any services for any person, firm or corporation that engages in direct competition with the Company (or any of its subsidiaries) in the development, research relating to, manufacture, processing, marketing, distribution, or sale of products that are substantially similar to products ("Products") that were researched, developed, licensed, manufactured, processed, distributed, or sold by the Company, or any of its subsidiaries, at any time during the twelve (12) month period immediately preceding the termination of his employment. The parties agree that the Company currently conducts business in the following areas: 1) immunomodulators for cancer and infectious disease and vaccine adjuvants based on muramyl dipeptide technology, 2) liposome-based particles for oral/mucosal vaccine and drug delivery, 3) PLGA microspheres for oral delivery of vaccines, 4) monoterpene-based compounds for the prevention and treatment of cancer, and 5) delivery of iron chelators using Elan Corporation's MEDIPAD(R) technology. For the avoidance of doubt, the parties agree that "Products" shall include any technology and/or products that the Company in-licenses during the term of Executive's employment hereunder.

     (B) Executive will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person employed by the Company during the period of the Executive's employment by the Company and for a period of eighteen (18) months thereafter, unless such person is no longer employed by the company through no conduct of Executive in violation of this section 7(B).

     (C) Notwithstanding any provision of this Section 7 to the contrary, Executive shall be permitted to own up to three percent (3%) of the total shares of all classes of publicly-traded stock of any corporation engaging in direct competition with the Company as described in section 7(A) above, as a passive investment.

8.  TERMINATION

     (A) Notwithstanding any provision of this Agreement to the contrary, Executive's employment shall automatically terminate upon his death, and the Company at any time may terminate his employment

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     immediately by giving him written notice of such termination (i) for cause, as hereinafter defined; (ii) if Executive shall materially violate any of the provisions of Section 6 or 7 hereof; or (iii) if Executive shall become physically or mentally incapacitated and by reason thereof be unable to perform his duties hereunder with or without reasonable accommodation for a period of ninety (90) consecutive days. For the purpose of clause (i) of this Subsection 8A, "for cause" shall mean any of the following events: (x) conviction in a court of law of any crime or offense involving money or other property of the Company, or any of its subsidiaries, or any felony,
     (y) violation of specific good faith written directions of the CEO or Board of Directors of the Company regarding lawful activities consistent with the Executive's job responsibilities to improve the business of the Company, provided, however, no discharge shall be deemed "for cause" under this clause (y) unless Executive shall have first received written notice from the CEO of the Company advising of the acts or omissions that constitute such violation, and such violation continues uncured for a period of (30) days after Executive shall have received such notice, or (z) grossly negligent or intentional misconduct by Executive that could cause material harm to the Company. The Company may also terminate Executive's employment at any time without cause, subject to its obligations under Section 8C below, with thirty (30) days written notice, provided that the Company may pay Executive salary in lieu of any portion of such notice.

     (B) Executive may terminate his employment with the Company upon forty-five (45) days' written notice. If Executive terminates his Employment with the Company pursuant to this Section 8B, Executive shall only be entitled to any unpaid compensation accrued through the last day of Executive's employment; provided, however, that Executive may terminate his employment agreement with the Company for "Good Reason" or within six (6) months after a "Change in Control" and be entitled to the benefits stated in sub-paragraph C hereafter.

     (C) In the event that Executive terminates his employment for Good Reason within six (6) months after a Change in Control, then Executive shall be paid his then current salary plus any earned but unpaid bonus, such bonus prorated for the amount of the calendar year worked, for a period of six
     (6) months following termination, subject to set off for amounts earned from alternative employment. In the event that Company terminates the employment of Executive for any reason (other than "for cause" as defined or as a consequence of Executive's violation of clause (ii) of Subsection 8A above [or due to disability or death],), then Executive shall be paid his then current salary plus any earned but unpaid bonus, such bonus prorated for the amount of the calendar year worked, for a period of seven
     (7) months following termination, subject to set off for amounts earned from alternative employment, in addition to the 30-day written notice period in Section 8(A). A termination by Executive for "Good Reason" shall mean a termination by Executive within 60 days of (i) a material breach of this Agreement by the Company or a material reduction in Executive's level of responsibility, (ii) a reduction in his level of base salary or bonus levels or (iii) a relocation of Executive's primary worksite without his consent of more than 40 miles from Lake Forest, IL. Executive shall give the Company forty-five (45) days' written notice and opportunity to cure prior to any termination for Good Reason. "Change in Control" shall have the same meaning as in the Company's Amended and Restated 1995 Omnibus Incentive Plan.


9.  SUCCESSORS: BINDING AGREEMENT

     (A) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If the successor does not agree to be bound by this agreement, and Executive is terminated, the Company will pay Executive severance pay as set forth in Section 8(C), in addition to the 30-day written notice period in Section 8(A).

     (B) If the Executive should die during the term of this Agreement, any amounts earned hereunder but not yet paid, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate. The Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

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10.  Notice

For all purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to be effective upon personal delivery or fax or two (2) days after deposit in the U.S. registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:              If to the Employer:
          210 Brampton Lane                 28101 N. Ballard Drive, Suite F
          Lake Forest, IL  60045            Lake Forest, Ill. 60045

Or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.  Miscellaneous

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

12.  Validity

The invalidity or unenforceablitity of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.  Counterparts

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

15.  Arbitration

Any dispute or controversy arising under or in connection with this Agreement, other than Sections 6 or 7, shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitration fees shall be borne by the Company but each party shall be responsible for its own legal fees. The parties agree that any dispute arising out of or relating to Sections 6 or 7 shall be resolved in the State and/or Federal courts located in Lake County, Illinois and the parties consent to the jurisdiction of such courts.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                              Endorex Corporation
     /s/ Sarah Bauer
     -----------------                 By:    /s/ Michael S. Rosen
          Attest                              --------------------
                                              Michael S. Rosen
                                              President/CEO

                                              /s/ John McCracken
                                              ----------------------------
                                              John McCracken

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